EXHIBIT 99.1

AMERICAN MORTGAGE ACCEPTANCE COMPANY

REPORTS FIRST QUARTER FINANCIAL RESULTS

NEW YORK, NY – May 4, 2004 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced financial results for its first quarter ended March 31, 2004.

“We are pleased to announce a solid quarter of financial results,” said Stuart J. Boesky, President and Chief Executive Officer of AMAC. “We spent a significant portion of last year focusing on working through issues within our loan portfolio that had negatively impacted our earnings. After much diligent hard work from our staff, our portfolio is performing well, resulting in strong earnings for the quarter.”

Financial Highlights

AMAC had total revenues of approximately $5.0 million for the three months ended March 31, 2004, which represented an increase of approximately 18.0% as compared to revenues of approximately $4.2 million for the three months ended March 31, 2003.

For the three months ended March 31, 2004, AMAC had net income of approximately $3.3 million, representing an increase of approximately 4.2% as compared to net income of approximately $3.2 million for the three months ended March 31, 2003. On a per share basis (basic and diluted), net income was $0.40 for the three months ended March 31, 2004, representing a decrease in net income per share of approximately 20.0% as compared to $0.50 for the three months ended March 31, 2003. Net income for the three months ended March 31, 2003, was unusually high as a result of the Company’s receiving approximately $1.0 million in additional interest and prepayment penalties, as well as the recognition of deferred loan origination fees, from the repayment of the Stony Brook II first mortgage and mezzanine loan during the first quarter of 2003.

“As a result of the reclassification on the Company’s balance sheet of approximately $7.6 million of real estate held for sale to real estate owned (held and used), for the first time the Company’s financial statements are affected by depreciation of owned real estate, resulting in a discrepancy between net income and a more representative number of the Company’s dividend paying capability,” stated Alan P. Hirmes, Chief Financial Officer of AMAC. “Accordingly, the Company has initiated the reporting of Funds from Operations (“FFO”), a measure used by other real estate investment trusts (“REITs”), in addition to net income, in order to present a balanced disclosure of the Company’s cash flow and dividend paying capability.”

For the three months ended March 31, 2004, AMAC had FFO of approximately $3.6 million. On a per share basis (basic and diluted), FFO was $0.43 for the three months ended March 31, 2004. During the three months ended March 31, 2003, AMAC did not take depreciation expense on any of its real estate owned. Therefore, FFO for the three months ended March 31, 2003, would be equivalent to net income for the period.

AMAC’s present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 12.4% yield on the $12.86 per share closing price on May 3, 2004. The first quarter per share dividend to common shareholders of $0.40 represents a payout ratio of 93.3% of FFO for the quarter.

Capital Markets Activity

In an effort to diversify the Company’s credit exposure, in February AMAC executed repurchase agreements with Greenwich Capital, Bear Stearns, and RBC Capital Markets (the “Counterparties”) and subsequently terminated its repurchase facility with Nomura Securities International Inc.

The terms of the Greenwich Capital, Bear Stearns, and RBC Capital Markets repurchase agreements offer advance rates between 94% and 97% of the fair market value of Ginnie Mae and Fannie Mae DUS certificates determined by the Counterparties and borrowing rates between the London Inter-Bank Offer Rate (“LIBOR”) minus three basis points and LIBOR plus 10 basis points, which may change at the discretion of the Counterparties. The borrowings are subject to 30-day settlement terms. As of March 31, 2004, the combined amounts outstanding under these repurchase facilities was approximately $145.8 million, with a weighted average interest rate of 1.17%.

“AMAC continues to maintain a conservative capital structure. The Company is mandated by its Declaration of Trust to maintain a permanent debt-to-equity ratio of no more than 1:1, and, as such, we believe the Company is well positioned to sustain movements in short-term interest rates,” said Mr. Hirmes. “In addition, as of March 31, 2004, AMAC had $180.8 million in floating rate debt outstanding, 16.6% of which is effectively hedged through an interest rate swap agreement and 11.6% of which is naturally hedged from borrowing and investing at floating rates.”

Corporate Governance Initiatives

AMAC’s Board of Trustees and Executive Officers are committed to maintaining the highest standards of corporate behavior, responsibility, and governance. To that end, AMAC has established policies and practices to ensure that the Company is managed with the highest level of integrity and that there is complete transparency and full accountability to our shareholders. Consequently, AMAC has launched a Corporate Governance segment in the Investor Relations section of the Company’s website at www.americanmortgageco.com. The enhanced website now includes detailed information on AMAC’s Board of Trustees and the various committees thereof, as well as various corporate governance documents, including committee charters and the Company’s recently adopted “Code of Business Conduct and Ethics” and “Corporate Governance Guidelines”.

Management Conference Call

Management will conduct a conference call today to review the Company’s first quarter financial results for the period ended March 31, 2004. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 361-0912. For interested individuals unable to join the conference call, a replay of the call will be available through Saturday, May 8, 2004, at (888) 203-1112 (Passcode 457495) or on our website, www.americanmortgageco.com, through Tuesday, May 18, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Financial Position
Total assets	$323,078	$327,107

Repurchase facilities payable	$145,794	$149,529

Warehouse facility payable	$35,030	$34,935

Mortgage payable on real estate owned	$15,993	$15,993

Total liabilities	$202,203	$206,212

Total shareholders’ equity	$120,875	$120,895

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Operations
Total revenues	$4,994	$4,233
Total expenses	2,269	1,250

Income before other income	2,725	2,983

Total other income	600	209

Net income	$3,325	$3,192

Net income per share (basic and diluted)	$0.40	$0.50

Weighted average shares outstanding
Basic	8,338,180	6,363,630

Diluted	8,362,247	6,363,630

Funds from Operations (“FFO”)(1), as calculated in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition, for the three months ended March 31, 2004(2), is summarized in the following table:

(dollars in thousands)

Three Months Ended March 31, 2004
Net income	$3,325
Depreciation of real property	249

FFO	$3,574

Cash flows from operating activities	$3,123

Cash flows from investing activities	$12,685

Cash flows from financing activities	$(6,975)

Weighted average shares outstanding
Basic	8,338,180

Diluted	8,362,247

(1)	FFO represents net income or loss (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization and including funds from operations for unconsolidated joint ventures calculated on the same basis. AMAC calculates FFO in accordance with the NAREIT definition. FFO does not represent cash generated from operating activities in accordance with GAAP, which is disclosed in the consolidated statements of cash flows included in the consolidated financial statements for the applicable periods and is not necessarily indicative of cash available to fund cash needs. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance, and, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures, and to fund other cash needs.
(2)	During the three months ended March 31, 2003, AMAC did not take depreciation expense on any of its real estate owned. Therefore, FFO for the three months ended March 31, 2003, would be equivalent to net income for the period.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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